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                                                                    EXHIBIT 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------

     This Agreement is entered into as of this 28th day of December, 2006, between AirNet Systems, Inc. ("AirNet") and Joel Biggerstaff ("Biggerstaff").

     WHEREAS, Biggerstaff has been an employee of AirNet since August 1999 and has been employed by AirNet as its President and Chief Executive Officer pursuant to the terms of an employment agreement (the "Employment Agreement") since March 1, 2001 (and in this capacity holds other various positions with AirNet and its affiliates), has held various positions as a director, officer and/or manager with AirNet's subsidiaries and affiliates and is a member of the Board of Directors of AirNet (the "Board") and serves as the Chairman of the Board;

     WHEREAS, AirNet and Biggerstaff have mutually agreed that it is in the best interests of both parties for Biggerstaff to resign as AirNet's President and Chief Executive Officer, to terminate his employment with AirNet, to resign from all positions as a director, officer and/or manager of each of AirNet's subsidiaries and affiliates effective as of the Separation Date, and to resign his position as a member of the Board and his position as Chairman of the Board effective as of the Separation Date;

     WHEREAS, under such circumstances, Biggerstaff would not be entitled to severance payments under the Employment Agreement;

     WHEREAS, AirNet wishes to provide certain severance payments to Biggerstaff, as outlined in this Agreement, following his resignation;

     WHEREAS, Biggerstaff provided valuable service to AirNet during his employment as President and Chief Executive Officer, and AirNet desires to have access to his continued services on a consulting basis through a transition period to a new Chief Executive Officer;

     WHEREAS, the parties wish for this Agreement to supersede the provisions of the Employment Agreement and to render the terms of the Employment Agreement null, void and of no effect;

     NOW, THEREFORE, and in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which is agreed to by the parties, AirNet and Biggerstaff hereby mutually agree as follows:

     1. TERMINATION OF EMPLOYMENT. Biggerstaff shall resign as President and Chief Executive Officer of AirNet effective as of December 28, 2006. The parties agree that Biggerstaff shall formally separate from service as an employee, director, member or manager with AirNet and each of its subsidiaries and affiliates effective as of December 31, 2006 (the "Separation Date") and shall resign from the Board and as Chairman of the Board effective as of

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the Separation Date. On the Separation Date, (a) Biggerstaff's employment with
AirNet and all further compensation and remuneration of Biggerstaff as an employee and all eligibility of Biggerstaff under AirNet's benefit plans shall terminate, except as otherwise provided in this Agreement or by applicable law, and (b) Biggerstaff shall, without any further action required, resign from the Board and from his position as Chairman of the Board. Biggerstaff shall continue to provide services and to devote his skills, time and attention as an employee of AirNet and in furtherance of the business and interests of AirNet between December 28, 2006 and the Separation Date. During such period Biggerstaff shall report to the new Chief Executive Officer appointed by the Board, and shall receive all compensation and benefits to which he is entitled as an employee of AirNet until the Separation Date.

     2. SEVERANCE PAYMENTS. Following the termination of his employment on the Separation Date, Biggerstaff will receive the following payments and benefits:

     (a) any base salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing the base salary by 365 and multiplying such amount by the number of unused vacation days) and any business expenses paid by Biggerstaff that are unreimbursed--all, as of the Separation Date;

     (b) a single lump sum payment, payable by January 15, 2007, equal to Four Hundred Eighty-Seven Thousand Five Hundred Dollars ($487,500);

     (c) a single lump sum payment, payable on or before March 15, 2007, equal to the annual bonus earned by Biggerstaff for calendar year 2006, which bonus shall be calculated by the Compensation Committee of the Board (i) without regard to Biggerstaff's personal objectives for calendar year 2006 and (ii) with respect to the financial performance criteria, on an equitable basis with other senior executives of AirNet;

     (d) a single lump sum payment, payable by January 15, 2007, equal to the premiums (determined as of January 1, 2007) required for Biggerstaff and his eligible dependents, if any, to continue their coverage under AirNet's group health plan pursuant to the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (COBRA);

     (e) payment of up to $15,000 for outplacement services approved by AirNet's new Chief Executive Officer to be paid promptly following AirNet's receipt of invoices duly reflecting such services, with such services to be provided for up to six months following the Separation Date or until Employee accepts new employment, whichever occurs first; and

     (e) any rights and benefits (if any) payable to Biggerstaff under the employee benefit plans and programs of AirNet, determined in accordance with the applicable terms and provisions of such plans and programs.

     3. CONSULTING SERVICES.

     (a) Effective as of the first day after the Separation Date, AirNet shall retain Biggerstaff as an independent contractor consultant, and Biggerstaff hereby accepts such


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consulting relationship as services for hire, upon the terms and conditions set forth in this Agreement.

     (b) Biggerstaff agrees to provide such consulting services in connection with the transition to a new Chief Executive Officer as are reasonably requested by AirNet, through the new Chief Executive Officer or AirNet's Board of Directors (the "Consulting Services").

     (c) Biggerstaff shall devote sufficient consulting time necessary to provide the Consulting Services during the term set forth in Section 3(e) below. Notwithstanding the foregoing, the parties agree that Biggerstaff shall be required to dedicate at least 40 days prior to April 30, 2007 and shall be compensated for at least 40 days of Consulting Services during such four-month period, unless Biggerstaff is unwilling or unable to perform such Consulting Services in accordance with the terms hereof. It is understood and agreed that Biggerstaff's commitment of time may vary from week to week and that not all such Consulting Services may be provided at AirNet's offices, nor during regular business hours.

     (d) In consideration for the Consulting Services to be provided pursuant to this Agreement, AirNet shall pay Biggerstaff a consulting fee of $2,000 per day for Consulting Services, whether performed at AirNet's offices or in another location designated by AirNet and whether performed for a full day or for a portion thereof (each, a "Consulting Fee") throughout the term specified in
Section 3(e). Any Consulting Fees shall be payable on a monthly basis by check or wire transfer to an account designated in writing (or via e-mail) by Biggerstaff within five (5) business days following the end of each month during the term specified in Section 3(e). AirNet will pay for or reimburse Biggerstaff for all reasonable expenses incurred on behalf of AirNet and substantiated with receipts, including reimbursement for rental car expenses or for mileage at the IRS standard rate for business related travel (other than to and from AirNet's offices). Biggerstaff acknowledges that he will be responsible for all other automobile expenses whether personal or business related. Notwithstanding the foregoing, AirNet acknowledges that, to the extent Biggerstaff needs to use air travel in order to fulfill his Consulting Service duties hereunder, coach class flights shall constitute a reasonable expense. Biggerstaff agrees to keep reasonably detailed records of any reasonable expenses for which he seeks to be reimbursed by AirNet and to provide such records to AirNet.

     (e) Unless otherwise terminated pursuant to the provisions hereof, the consulting relationship under this Agreement shall commence on the date immediately after the Separation Date and continue in effect until June 30, 2007, unless the parties mutually agree to extend the term. Notwithstanding the foregoing, either party hereto may terminate such Consulting Services and the consulting relationship upon two (2) weeks' prior written notice to the other party.

     4. NON-COMPETITION.

     (a) Except with the prior written consent of AirNet, for a period of eighteen (18) months immediately following the Separation Date, Biggerstaff shall not, directly or indirectly for the benefit of himself or others, either as principal, agent, manager, consultant, partner, owner, employee, distributor, dealer, representative, joint venturer, creditor or otherwise, engage in any work involving any of the following: (i) any activity involving the delivery of time sensitive packages or which competes with any service or product of AirNet now in existence or


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in existence as of the Separation Date; (ii) the promotion, solicitation, attempt to solicit, license or sell, in any geographic area where AirNet or its successor in interest conducts business of any product or service in competition with the products or services of AirNet; (iii) the solicitation, attempt to solicit, management, maintenance, sale or license of any product or service in competition with the products or services of AirNet to any business which was a customer of AirNet during the one year period immediately preceding the Separation Date; and (iv) the disclosure to any person of the names of any of the customers of AirNet or any other information pertaining to them unless such information can be obtained from public sources.

     (b) Biggerstaff acknowledges that the business of AirNet is national in scope and the national scope is the reason for the geographic scope and/or duration of the restrictions on competition and solicitation provided in this Paragraph 4. Satisfaction of the eighteen (18) month period described in this Paragraph 4 shall be suspended during the time of any activity of Biggerstaff prohibited by this Paragraph 4. In the event a court grants injunctive relief to AirNet for a failure of Biggerstaff to comply with the provisions contained in this Paragraph 4, the noncompetition period shall commence anew with the date such relief is granted.

     (c) The restrictions provided in this Paragraph 4 may be enforced by an action at law, or in equity, including but not limited to, an action for injunction and/or an action for damages. The provisions of this Paragraph 4 constitute an essential element of this Agreement, without which the Agreement would not have been affected by AirNet. The provisions of this Paragraph 4 shall survive the termination of any other obligations of Biggerstaff under this Agreement for a period necessary to enforce its provisions. If the scope of any restriction contained in this Paragraph 4 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law and Biggerstaff hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

     5. CONFIDENTIAL INFORMATION. Biggerstaff will hold in a fiduciary capacity, for the benefit of AirNet, all secret or confidential information, knowledge, and data relating to AirNet and its affiliates, that shall have been obtained by Biggerstaff during his employment with AirNet and that is not public knowledge (other than by acts by Biggerstaff or his representatives in violation of this Agreement). After the Separation Date, Biggerstaff will not, without the prior written consent of AirNet, communicate or divulge any such information, knowledge, or data to anyone other than AirNet or those designated by it, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which Biggerstaff's failure to provide such information, knowledge, or data would subject him to criminal or civil sanctions and then only with prior notice to AirNet.

     6. RELEASE.

     (a) In consideration of the premises, and the payments, property and actions described in the foregoing paragraphs, Biggerstaff hereby releases and forever discharges AirNet, its operating companies or entities, subsidiary companies or entities, its parent companies or entities, its affiliated companies or entities, their shareholders, officers, directors, trustees, employees, associates, agents, benefit plans, successors and assigns from any and all claims, demands or rights of action, whether contractual, common law or statutory, whether known or unknown, which may in


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any way relate to Biggerstaff's employment and association with AirNet or the termination of that employment and association, including, but not limited to claims arising under the Age Discrimination in Employment Act, as well as any other such claim which exists as of the date this Agreement is executed, except for those, if any, arising under this Agreement.

     (b) Biggerstaff also agrees to keep confidential and not disclose to any person or any entity or encourage or facilitate the disclosure to any person or entity the terms of this Agreement, including, but not limited to, the monetary amount of this Agreement; provided, that the foregoing shall not restrict disclosure to Biggerstaff's spouse, counsel, accountants, financial advisors or others with a reasonable need to know such information or as required by compulsory process. Biggerstaff also agrees that he will not voluntarily make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to AirNet's reputation or AirNet's business, or which would interfere in any way with AirNet's business relations with the general public.

     (c) Biggerstaff acknowledges that he has been advised by this writing to consult with an attorney and has had the opportunity to take at least 21 days in which to review and consider this Agreement and to consult with legal counsel with respect thereto. Biggerstaff further acknowledges that he has entered into this Agreement voluntarily and of his own free will. Biggerstaff acknowledges his right to revoke this Agreement within seven days following the execution hereof by giving written notice thereof to AirNet. In the event of such revocation, this Agreement shall become null and void and no party hereto shall have any rights or obligations hereunder.

     7. NO ADMISSION. This Agreement shall not be construed in any manner as an admission by either party that such party has violated any law, policy or procedure or acted wrongfully with respect to the other party or any other person, or that either party has any rights whatsoever against the other party. Each party acknowledges that the other party specifically disclaims any liability to such party arising from Biggerstaff's employment relationship with AirNet or the termination of that relationship.

     8. INDEMNIFICATION.

     (a) AirNet agrees that if Biggerstaff is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of AirNet or is or was serving at the request of AirNet as a director, officer, manager, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, Biggerstaff shall be indemnified and held harmless by AirNet to the fullest extent legally permitted or authorized by AirNet's Amended and Restated Articles of Incorporation or Code of Regulations against all expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by Biggerstaff in connection therewith, and such indemnification shall continue as to Biggerstaff even if he has ceased to be a director, officer, manager, member, employee or agent of AirNet or such other entity and shall inure to the benefit of Biggerstaff's heirs, executors and administrators; provided, however, that nothing herein is intended to indemnify Biggerstaff for any acts committed which fall outside the scope of his employment with AirNet or

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this membership on AirNet's Board or for acts for which Biggerstaff would not be entitled to indemnification pursuant to the provisions of AirNet's Amended and Restated Articles of Incorporation or Code of Regulations.

     (b) AirNet agrees to advance to Biggerstaff expenses incurred by him in connection with any such action, suit or proceeding, in accordance with, and subject to receipt of the undertaking set forth in, AirNet's Code of Regulations.

     (c) If and to the extent that AirNet maintains a directors' and officers' liability insurance policy with respect to other senior executives and/or directors of AirNet, AirNet agrees to continue and maintain such insurance policy coverage for Biggerstaff for a period of five years from the Separation Date on substantially similar terms as the other senior executives and/or directors covered thereby.

     9. NOTICES. Any notice given to either party to this Agreement will be in writing, and will be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

                  If to AirNet:         AirNet Systems, Inc.
                                        7250 Star Check Drive
                                        Columbus, Ohio 43217

                  If to Biggerstaff:    Joel Biggerstaff
                                        At the last address on file
                                        with AirNet

     10. TAXES. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by AirNet to Biggerstaff will be subject to withholding of such amounts relating to taxes as AirNet may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, AirNet may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

     11. GOVERNING LAW/CAPTIONS/SEVERANCE. This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio. The captions of this Agreement will not be part of the provisions hereof, and will have no force or effect. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.

     12. ENTIRE AGREEMENT/AMENDMENT. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no

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agreement, representations, or warranties relating to the subject matter of this
Agreement that are not set forth herein. This Agreement may be amended only by mutual written agreement of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                  AIRNET SYSTEMS, INC.

                                  By:   /s/ James Ernest Riddle
                                        ---------------------------


                                  ITS:  Lead Director

                                        /s/ Joel E. Biggerstaff
                                        -----------------------------

                                  Dated: December 28, 2006



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